EXHIBIT 12.1

Statement Regarding Computation of Ratios

							Pro Forma Year ended August 31, 2004	Pro Forma Year ended August 31, 2004	Pro Forma Year ended August 31, 2004		Pro Forma Six Months Ended February 28, 2005	Pro Forma Six Months Ended February 28, 2005	Pro Forma Six Months Ended February 28, 2005
								Energy Transfer Transactions, ET Fuel System Acquisition, and HPL System Acquisition

	1999	Year ended December 31, 2000	2001	Nine Months Ended September 30, 2002	Eleven Months Ended August 31, 2003	Year ended August 31, 2004	Offering of Outstanding Notes		Combined	Six Months Ended February 28, 2005	HPL System Acquisition	Offering of Outstanding Notes	Combined
Fixed charges
Interest expensed	12,894	12,098	6,858	3,931	12,456	41,458	44,833	106,582	122,497	40,261	57,780	38,497	56,016
Capitalized interest	62	70	86	35	—	926	980	1,077	1,077	200	167	200	167
Loss on extinquishment of debt	—	—	—	—	—	—	—	—	—	7,968	7,968	7,968	7,968
Implicit interest in rent expense	34	41	65	41	39	133	133	1,435	1,435	375	796	375	796

	12,990	12,209	7,009	4,007	12,495	42,517	45,946	109,094	125,009	48,804	66,711	47,040	64,947
Earnings:
Income(Loss) before minority interests and income taxes	17,502	18,892	41,161	4,272	51,057	103,928	103,928	133,561	133,561	122,886	149,761	122,886	149,761
Less: equity in earnings (losses) of affiliates	609	(14)	3,128	5,425	1,426	363	363	189	189	145	129	145	129

	16,893	18,906	38,033	(1,153)	49,631	103,565	103,565	133,372	133,372	122,741	149,632	122,741	149,632
Add:
Fixed charges	12,990	12,209	7,009	4,007	12,495	42,517	45,946	109,094	125,059	48,804	66,711	47,040	64,947
Amortization of capitalized interest	74	76	79	62	—	1	1	1	1	7	7	—	—
Distributed income of equity investees	—	—	1,500	4,000	1,000	27	27	27	27	—	—	—	—
Less:							—			—	—	—	—
Interest capitalized	62	70	86	35	—	926	926	1,077	1,077	200	167	200	167

Income available for fixed charges	30,019	31,261	46,707	6,951	63,126	147,036	150,465	243,571	259,486	171,752	216,517	169,981	214,746

Ratio of earnings to fixed charges	2.31	2.56	6.66	1.73	5.05	3.46	3.27	2.23	2.08	3.52	3.25	3.61	3.31